EXHIBIT 99


Contact: Rodney A. Young, CEO or Douglas J. Nesbit, CFO (952-933-2291)

              LECTEC CORPORATION REPORTS CHANGE OF FISCAL YEAR END

          ANTICIPATES MORE EFFICIENT OPERATIONS WITH CALENDAR YEAR END



SEPTEMBER 19, 2001 - MINNETONKA, MN - LECTEC CORPORATION (NASDAQ: LECT) announced that its Board of Directors has approved a change in its fiscal year end from June 30 to December 31 effective September 5, 2001. The Company will file a report on Form 10K for the transition period of the six months ending December 31, 2001.

"Valuable business and cost efficiencies can be gained from the move to a calendar year end. This year end change will allow the company to more effectively align financial and informational needs with the natural cycle of our reinvented organization" Douglas Nesbit, Chief Financial Officer stated. In addition, the date of the annual shareholders meeting will be moved from November of 2001 to May 16, 2002.

LecTec is a health care and consumer products company that develops, manufactures and markets products based on its advanced skin interface technologies. Primary products include a complete line of over-the-counter therapeutic patches.

This press release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the company and its management. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the company's actual results to differ materially from the results discussed in these statements. Factors that might cause such differences include, but are not limited to, buying patterns of major customers, competitive forces including new products or pricing pressures, costs associated with and acceptance of the company's TheraPatch brand strategy, impact of interruptions to production, dependence on key personnel, need for regulatory approvals, the ability to satisfy funding requirements for operating needs, expansion or capital expenditures and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission.

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